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October 14, 1999


Mr. Jerauld J. Cutini
112 Worcester Lane
Los Gatos, CA 95030


Dear Jerry:

We are very pleased to extend GaSonics International's offer to you to join our organization. The following is our offer to you:

1. The position of Senior Vice President, Marketing and Business Development, reporting to the President and CEO of GaSonics International, Asuri S. Raghavan.

2.     Your base salary will be $16,666.66 per month ($200,000 annually).

3.     You will receive an executive car allowance of $650.00 per month.

4. You will be eligible to receive an executive incentive of 45% of your base salary upon achievement of individual and/or financial goals, paid annually.

5. You will be eligible to participate in our executive deferred compensation plan.

6. You will be eligible to participate in GaSonics' 401(k) Plan. The Company contributes 50% of the first 6% of salary deferral made to the Plan and is vested over a four-year schedule.

7. You will receive 150,000 stock options when you begin employment with GaSonics International. All options are contingent upon approval by the Board of Directors with option price set at fair market value established at the time of the grant. Options expire after ten years of service. The vesting schedule of these stock options will be as follows:

       - 100,000 stock options: Twenty-five percent of the grant shall become exercisable upon completion of one year of service. The remaining options of the grant will become exercisable in 36 successive equal monthly installments upon completion of each additional month of service over the succeeding three years.

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Mr. Jerauld J. Cutini
October 14, 1999
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       -  50,000 stock options:  Twenty-five percent of the grant (12,500 options) shall become exercisable upon completion of two years of service; twenty-five percent of the grant (12,500 options) shall become exercisable in twelve (12) successive monthly installments upon completion of each additional month of service between two and three years of service; fifty percent of the grant (25,000 options) shall become exercisable in twelve (12) successive monthly installments upon completion of each additional month of service between three and four years of service.

       You will be eligible for an annual option replenishment distribution in the summer of CY2001.

8. In the event your employment is terminated or you resign for good reason within the first twelve (12) months of your employment with the Company, other than for cause, following a Change of Control of GaSonics International, you will receive one (1) year salary and benefits continuation, and continued stock option vesting for that period. This will be paid up to a period of twelve (12) months, or until you begin new employment, whichever comes first.

       Your employment will be deemed to have been terminated for "cause" if such termination is attributable to any one of the following: misconduct, including but not limited to, fraud, embezzlement, misappropriation of Gasonics International proprietary information or trade secrets, breach of fiduciary duty, neglect of duties, or any other act or omission that may have a material adverse effect on GaSonics International or its business operation. You will be deemed to have resigned for "good reason" if you resign for any of the following reasons after a change in control: (a) a change in your position with GaSonics International which materially reduces your duties and responsibilities or the level of management to which you report, (b) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (c) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without your consent.

With your acceptance of this offer, you will receive the Standard GaSonics International benefits package. Benefit coverage will commence on your date of hire. BENEFITS ORIENTATION WILL BE CONDUCTED ON YOUR FIRST DAY OF EMPLOYMENT AT 8:00 A.M. IN BUILDING ONE, 2730 JUNCTION AVENUE.

Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this upon your first day of employment. I have attached a copy of U.S.


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Mr. Jerauld J. Cutini
October 14, 1999
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Department of Justice form I-9.  Please complete this form and bring it and the required verification documents with you to orientation.

Employment with GaSonics International is for no specified period of time.
As a result, either you or Gasonics International are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits as well as GaSonics International personnel policies and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing by you and the President of the Company.

To indicate your concurrence and acceptance, please sign one copy of this letter and return it to my attention at your earliest convenience.

GaSonics International is a company with a goal of leading the industry in some of the most challenging and exciting markets. Whether or not we meet this challenge depends upon the excellence of our people. Thus, the position offered you is central to the Company's success.

Jerry, I have thoroughly enjoyed our interaction so far. With your coming on board, I have no doubt that GaSonics International will soon become the premier player that we are destined to be. I look forward to working with you to make that happen.


Sincerely,

/s/ Asuri S. Raghavan

Asuri S. Raghavan
President and Chief Executive Officer

GASONICS INTERNATIONAL


ASR/cz


Agreed and accepted: /s/ Jerauld J. Cutini                   Oct. 19, 1999
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                    Name                                     Date

Employment start date:  October 19, 1999
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                      Date